EXHIBIT 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP ONE LOGAN SQUARE, STE. 2000 PHILADELPHIA, PENNSYLVANIA 19103 +1 215 988 2700 MAIN +1 215 988 2700 FAX

August 15, 2023

Charge Enterprises, Inc.

125 Park Avenue, 25th Floor

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Charge Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), on or about the date hereof, relating to the offer and sale by certain selling stockholders (the “Selling Stockholders”) of up to 45,856,593 shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which consists of: (i) 13,231,037 shares of Common Stock of the 19,457,402 shares of Common Stock issuable by the Company upon redemption of 6,226,370 shares of the Company’s outstanding Series C Preferred Stock (6,226,370 shares of Common Stock, which underly both the conversion and the redemption of the Series C Preferred Stock, have previously been registered for resale) (the “Series C Preferred Shares”), (ii) 29,425,556 shares of Common Stock issuable by the Company upon the conversion of 1,177,023 shares of the Company’s outstanding Series D Preferred Stock (the “Series D Preferred Shares”) issued by the Company pursuant to an Exchange Agreement, dated June 30, 2022 (the “Exchange Agreement”), and (iii) 3,200,000 shares of Common Stock issuable by the Company upon the conversion of a like number of shares of the Company’s outstanding Series E Preferred Stock (the “Series E Preferred Shares”) which such Series E Preferred Shares were issued pursuant to an Amendment, Consent and Waiver, dated June 30, 2022 (the “Waiver Agreement”) upon the exercise of related warrants issued by the Company on May 8, 2020 (the “Warrants”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have reviewed (i) the Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement, (iv)  the Exchange Agreement, (v) the Waiver Agreement, (vi) the Warrants, (vii) the Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock, dated December 17, 2021 and the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock, filed with the Delaware Secretary of State on February 25, 2022 (the “Series C Designation”), (viii) the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, filed with the Delaware Secretary of State on June 30, 2022 (the “Series D Designation”), (ix) the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, filed with the Delaware secretary of state on March 27, 2023 (the “Series E Designation”) and (x) the proceedings taken by the Company in connection with the authorization of the Exchange Agreement, Waiver Agreement and Warrants and the authorization and issuance of the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, including the authorization of the Resale Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other records, agreements, instruments, certificates of public officials and representatives of the Company, and documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate for the purposes of the opinion hereinafter expressed.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, (f) the Resale Shares will be duly registered on the books of the transfer agent and registered therein in the name or on behalf of the holder thereto, and (g) that the Company received in full the consideration for the Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares pursuant to which the Resale Shares are issuable as set forth in the Exchange Agreement, Waiver Agreement or Warrants, as applicable, and the applicable resolutions of the Board of Directors of the Company approving the issuance of such securities.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

(1)

all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Series C Preferred Shares, Series D Preferred Shares and the Series E Preferred Shares, and that the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares have been validly issued and are fully paid and nonassessable; and

(2)

all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Resale Shares, and if, when and to the extent any Resale Shares are issued upon the redemption of the Series C Preferred Shares, the conversion of Series D Preferred Shares or the conversion of the Series E Preferred Shares, as applicable, in accordance with the terms of the Series C Designation, the Series D Designation or Series E Designation, as applicable, such Resale Shares will be validly issued, fully paid and nonassessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion.  This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Resale Shares.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours, FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Elizabeth A. Diffley
Elizabeth A. Diffley, Partner